Intermec, Inc. 6001 36th Avenue West Everett, WA 98203-1264 www.intermec.com
FOR IMMEDIATE RELEASE
Contact:

Kevin P. McCarty
Director of Investor Relations
Intermec, Inc.
425-265-2472
kevin.mccarty@intermec.com

INTERMEC REPORTS RECORD FIRST QUARTER REVENUES

●	Q1’08 Revenues of $217M up 21% over Q1’07
●	Q1’08 Gross Margins of 40.3% up 430 bps over Q1’07
●	Q1’08 Diluted EPS of $0.13
●	$100M Debentures Repaid

EVERETT, Wash. – May 1, 2008 – Intermec, Inc. (NYSE: IN) today announced financial results for its first quarter, which ended March 30, 2008.

Intermec reported 2008 first quarter revenues of $217 million and net earnings of $7.7 million, or $0.13 per diluted share, compared to 2007 first quarter revenues of $179 million and a net loss of ($4.4) million, or ($0.07) per diluted share.

“Intermec delivered a solid first quarter with continued progress in our objectives of accelerating growth and improving gross margins towards our target business model,” said Patrick J. Byrne, President and CEO.  “The record first quarter revenue delivered and strong operating leverage are a result of the powerful combination of market focus, product excellence, deep application expertise, and operating discipline.”

First quarter 2008 revenues increased 21 percent compared to the first quarter of 2007.  Geographically during the first quarter, North American revenues increased 25 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) increased 24 percent over the prior year period; while Asia Pacific (APAC) and Latin America increased 28 percent and decreased 14 percent, respectively.

During the first quarter, Systems and Solutions revenue increased 35 percent and Printer and Media revenue increased 12 percent over the comparable prior-year period.  Service revenue decreased 2 percent compared to the prior-year period.

The Company’s first quarter 2008 effective tax rate was 36.3 percent. The first quarter of 2007 tax benefit was reduced primarily from the recording of a valuation allowance for certain foreign deferred tax assets and the impact of changes in tax rates.

During the quarter, the Company paid off at maturity its $100 million debentures, which eliminated the Company’s long-term debt. The Company’s cash equivalents and short-term investments decreased $77.8 million in the quarter, primarily as a result of the debt repayment. Cash flows from operations were approximately $17.5 million during the quarter. The cash equivalents and short-term investments position at the end of the first quarter totaled $187.7 million.

Product Related Highlights:

●
The new PW50 four-inch mobile workboard printer uses Bluetooth connectivity and an integrated dock to complement Intermec’s mobile computers, scanners and media.  The PW50 combines a convenient form factor with application-specific features to increase productivity for DSD, field service, and route accounting applications.

●
The IP30 was selected as a finalist for the coveted “Best in Show” award presented by RFID Journal, the world’s leading media and events Company covering radio frequency identification (RFID) technology. The IP30 RFID reader is a cost-effective, compact, FCC and ETSI certified solution for adding mobile RFID read/write capability to the latest generation of Intermec mobile computers, including the CN3 and the CK61.

●
The IF61 Smart Reader has been validated as a remote platform to host IBM data capture applications with IBM's newly released WebSphere Premises Server 6.1. The Intermec IF61 is the first RFID reader to provide implementers of IBM-based RFID solutions the ability to develop, deploy and maintain RFID business logic on an intelligent RFID reader platform.

RFID Patent License Activity:

●	Honeywell, Inc., a diversified technology and manufacturing leader has become a Rapid Start licensee under Intermec’s RFID patents following its acquisition of Hand Held Products, Inc.

●
Toppan Printing Co., the world’s leading and largest printing and communications company has expanded its existing Rapid Start RFID License Agreement. The additional running royalty license will allow Toppan and its customers to use RFID technology for supply chain management, identifying, tracking and tracing of printed circuit boards.

●	Intelleflex Corporation, a leader in RFID products and solutions with extended range, reliability, memory, and security has taken a running royalty license under Intermec’s RFID patents.

●
Applied Wireless Identifications Group, Inc. (AWID) is a world-wide leading provider of RFID products and solutions for embedded markets, security industries, and fast-growth value-added RFID solutions has expanded its license under Intermec's RFID patents to include portable as well as fixed RFID readers.

Outlook - Second Quarter 2008

●	Intermec also reported today its revenue outlook for the Second quarter 2008. Revenues for the period are expected to be within a range of $227 million to $232 million.

●	For the second quarter of 2008, EPS are expected to be within a range of $0.18 to $0.21, per diluted share.

Conference Call Information

Intermec will hold its conference call on May 1, 2008 at 5 p.m. ET (2 p.m. PT).  The call will be hosted by Intermec President and Chief Executive Officer Patrick J. Byrne, SVP and Chief Financial Officer Lanny H. Michael, SVP Global Sales and Services Michael A. Wills, VP RFID Ray Cronin and Director of Investor Relations Kevin P. McCarty.

The dial-in numbers for participants is 1-(800) 779-9977 (US); 1-(210) 839-8500 (International); Passcode: (“Intermec”). The call will be broadcast on the Internet via a link from the investor’s Web page at the Intermec website at www.intermec.com/InvestorRelations

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About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.  Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

(Forward-looking Statements)
Statements made in this release and related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements regarding: potential increases in revenue or product volumes; our objectives for sales channel mix and target customer markets; our ability to develop, market and launch new or enhanced products and platforms as planned; customer acceptance of our products and technologies; our ability to improve business processes; our ability to improve gross margins or profits; our cost reduction plans; and our revenue, expense, earnings or financial outlook for the second quarter of 2008 or any future period.  They also include statements about our ability to compete effectively with our current products and newly launched products, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage our research and development investment to drive significant future revenue, and continue operational improvement and year-over-year growth, and about the applicability of accounting policies used in our financial reporting. Actual results may differ from those expressed or implied in our forward-looking statements. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in  our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.

INTERMEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of dollars, except per share amounts)
(Unaudited)

	Quarter Ended
	March 30, 2008	April 1, 2007
Revenues:
Product	$ 179,574	$ 141,512
Service	37,205	37,806
Total revenues	216,779	179,318

Costs and expenses:
Cost of product revenues	107,705	92,194
Cost of service revenues	21,706	22,583
Research and development	16,522	16,506
Selling, general and administrative	58,636	53,055
Total costs and expenses	204,569	184,338

Operating profit (loss)	12,210	(5,020)
Interest income	1,675	2,553
Interest expense	(1,790)	(2,295)
Earnings (loss) before income taxes	12,095	(4,762)
Provision (benefit) for income taxes	4,389	(330)
Net earnings (loss)	$ 7,706	$ (4,432)

Basic earnings (loss) per share	$ 0.13	$ (0.07)

Diluted earnings (loss) per share	$ 0.13	$ (0.07)

Shares used in computing basic earnings (loss) per share	60,956	59,990

Shares used in computing diluted earnings (loss) per share	61,475	59,990

INTERMEC, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands of dollars)

	March 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$ 186,528	$ 237,247
Short-term investments	1,137	28,230
Accounts receivable, net of allowance for doubtful accounts
and sales returns of $11,700 and $12,854	166,033	191,487
Inventories	130,172	113,145
Net current deferred tax assets	61,532	61,532
Other current assets	13,752	14,690
Total current assets	559,154	646,331

Property, plant and equipment, net	48,490	47,732
Intangibles, net	3,906	4,138
Net deferred tax assets	146,873	150,154
Other assets	58,397	52,280
Total assets	$ 816,820	$ 900,635

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Accounts payable and accrued expenses	$ 141,416	$ 141,667
Payroll and related expenses	24,900	32,170
Deferred revenue	54,948	49,020
Current debt	-	100,000
Total current liabilities	221,264	322,857

Long-term deferred revenue	19,114	20,109
Other long-term liabilities	74,946	73,558

Shareholders' investment:
Common stock	615	612
Additional paid-in-capital	685,099	679,241
Accumulated deficit	(189,917)	(196,795)
Accumulated other comprehensive income	5,699	1,053
Total shareholders' investment	501,496	484,111
Total liabilities and shareholders' investment	$ 816,820	$ 900,635

INTERMEC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands of dollars)

	Quarter Ended
	March 30, 2008	April 1, 2007

Cash and cash equivalents at beginning of year	$ 237,247	$ 155,027

Cash flows from operating activities:
Net earnings (loss) from operations	7,706	(4,432)
Adjustments to reconcile net earnings (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	3,742	3,093
Deferred taxes	3,804	166
Excess tax benefits from stock-based payment arrangements	(581)	(649)
Changes in working capital and other operating activities	2,845	(10,057)
Net cash provided by (used in) operating activities	17,516	(11,879)

Cash flows from investing activities:
Capital expenditures	(3,803)	(2,160)
Purchases of investments	(760)	(595)
Sale of investments	27,755	837
Other investing activities	(778)	(577)
Net cash provided by (used in) investing activities	22,414	(2,495)

Cash flows from financing activities:
Repayment of debt	(100,000)	-
Excess tax benefits from stock-based payment arrangements	581	649
Stock options exercised	2,345	1,389
Other financing activities	879	521
Net cash (used in) provided by financing activities	(96,195)	2,559

Effect of exchange rate changes on cash and cash equivalents	5,546	749
Resulting decrease in cash and cash equivalents	(50,719)	(11,066)

Cash and cash equivalents at end of period	$ 186,528	$ 143,961